SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 10)*

                            LAMAR ADVERTISING COMPANY
                                (Name of Issuer)

                CLASS A COMMON STOCK, PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                                    512815101
                                 (CUSIP Number)

                               SPO Advisory Corp.
                         591 Redwood Highway, Suite 3215
                          Mill Valley, California 94941
                                 (415) 383-6600

                                 with a copy to:

                                Alison S. Ressler
                             Sullivan & Cromwell LLP
                             1888 Century Park East
                       Los Angeles, California 90067-1725
                                 (310) 712-6600

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  July 11, 2008
             (Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 1 of 31 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON SPO Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.  SOLE VOTING POWER
                              17,457,084 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.  SHARED VOTING POWER
 BENEFICIALLY OWNED           -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.  SOLE DISPOSITIVE POWER
                              17,457,084 (1)
                          ------------------------------------------------------
                          10. SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         17,457,084
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         22.7%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SPO Advisory Partners, L.P.

CUSIP No. 512815101                                           Page 2 of 31 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON SPO Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 17,457,084 (1)(2)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 17,457,084 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         17,457,084
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         22.7%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

CUSIP No. 512815101                                           Page 3 of 31 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         San Francisco Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 735,730 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 735,730 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         735,730
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.0%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SF Advisory Partners, L.P.

CUSIP No. 512815101                                           Page 4 of 31 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SF Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 735,730 (1)(2)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 735,730 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         735,730
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.0%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of San Francisco Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

CUSIP No. 512815101                                           Page 5 of 31 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Corp.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 18,192,814 (1)(2)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 18,192,814 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         18,192,814
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         23.6%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Advisory Partners, L.P. with respect to 17,457,084 of such shares; and solely in its capacity as the sole general partner of SF Advisory Partners, L.P. with respect to 735,730 of such shares.

(2) Power is exercised through its three controlling persons, John H. Scully, William E. Oberndorf and William J. Patterson.

CUSIP No. 512815101                                           Page 6 of 31 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         John H. Scully
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 303,300 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              18,192,814 (2)
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 303,300 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 18,192,814 (2)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         18,496,114
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         24.0%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) Of these shares, 18,700 shares are held in the John H. Scully Individual Retirement Accounts, which are self-directed, and 284,600 shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as controlling person, sole director and executive officer of Phoebe Snow Foundation, Inc.

(2) These shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as one of three controlling persons of SPO Advisory Corp.

CUSIP No. 512815101                                           Page 7 of 31 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William E. Oberndorf
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 74,700 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              18,192,814 (2)
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 74,700 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 18,192,814 (2)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         18,267,514
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         23.7%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares are held in the William E. Oberndorf Individual Retirement Account, which is self-directed.

(2) These shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as one of three controlling persons of SPO Advisory Corp.

CUSIP No. 512815101                                           Page 8 of 31 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William J. Patterson
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 1,700 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              18,243,614 (2)
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 1,700 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 18,243,614 (2)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         18,245,314
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         23.7%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares are held in the William J. Patterson Individual Retirement Account, which is self directed.

(2) Of these shares, 18,192,814 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as one of three controlling persons of SPO Advisory Corp. and 50,800 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as a controlling person, director and executive officer of The Elizabeth R. & William J. Patterson Foundation.

CUSIP No. 512815101                                           Page 9 of 31 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Phoebe Snow Foundation, Inc.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 284,600 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 284,600 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         284,600
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.4%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Power is exercised through its controlling person, sole director and executive officer, John H. Scully.

CUSIP No. 512815101                                          Page 10 of 31 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         The Elizabeth R. & William J. Patterson Foundation
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 50,800 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 50,800 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         50,800
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Power is exercised through its controlling persons, directors and executive officers, William J. Patterson and Elizabeth R. Patterson.

CUSIP No. 512815101                                          Page 11 of 31 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Eli J. Weinberg
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 126
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 126
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         126
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

**  Denotes less than.

CUSIP No. 512815101                                          Page 12 of 31 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Ian R. McGuire
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 1,156 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 1,156 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,156
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

**  Denotes less than.

(1) Of these shares, 256 shares are held in the Ian R. McGuire Individual Retirement Account, which is self-directed.

CUSIP No. 512815101                                          Page 13 of 31 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Edward H. McDermott
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 500 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 500 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         500
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

**  Denotes less than.

(1)  These shares are held in the Edward H. McDermott Individual
     Retirement Account, which is self-directed.

                                                             Page 14 of 31 pages

         This Amendment No. 10 amends the Schedule 13D (the "Original 13D") filed with the Securities and Exchange Commission ("SEC") on August 22, 2005 and as amended on May 10, 2006, July 19, 2006, July 31, 2007, October 2, 2007, March 21, 2008, April 15, 2008, June 26, 2008, July 1, 2008 and July 7, 2008. Unless
otherwise stated herein, the Original 13D, as previously amended, remains in full force and effect. Terms used therein and not defined herein shall have the meanings ascribed thereto in the Original 13D.

ITEM 2. IDENTITY AND BACKGROUND.

         Item 2(a) is hereby amended and restated in its entirety as follows:

         (a) The undersigned hereby file this Schedule 13D Statement on behalf of SPO Partners II, L.P., a Delaware limited partnership ("SPO"), SPO Advisory Partners, L.P., a Delaware limited partnership ("SPO Advisory Partners"), San Francisco Partners II, L.P., a California limited partnership ("SFP"), SF Advisory Partners, L.P., a Delaware limited partnership ("SF Advisory Partners"), SPO Advisory Corp., a Delaware corporation ("SPO Advisory Corp."), John H. Scully ("JHS"), William E. Oberndorf ("WEO"), William J. Patterson ("WJP"), Phoebe Snow Foundation, Inc., a California corporation ("PS Foundation"), The Elizabeth R. & William J. Patterson Foundation, a California corporation ("Patterson Foundation"), Eli J. Weinberg ("EJW"), Ian R. McGuire ("IRM") and Edward H. McDermott ("EHM"). SPO, SPO Advisory Partners, SFP, SF Advisory Partners, SPO Advisory Corp., JHS, WEO, WJP, PS Foundation, Patterson Foundation, EJW, IRM and EHM are sometimes hereinafter referred to as the "Reporting Persons." The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act"), although neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that a group exists.

         The following subsection is hereby added to Item 2(b)-(c) in appropriate alphabetical order as follows:

         EHM

         EHM's business address is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. His present principal occupation is serving as a principal of SPO Partners & Co., a Delaware corporation. The principal business of SPO Partners & Co. is operating as an investment firm. The principal business address of SPO Partners & Co., which serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941.

                                                             Page 15 of 31 pages

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 is hereby amended and restated in its entirety as follows:

         The source and amount of the funds used or to be used by the Reporting Persons to purchase Shares are as follows:

NAME                           SOURCE OF FUNDS                       AMOUNT OF FUNDS
---------------------          ---------------------------           ---------------
SPO                            Contributions from Partners           $719,618,769
SPO Advisory Partners          Not Applicable                        Not Applicable
SFP                            Contributions from Partners           $30,762,451
SF Advisory Partners           Not Applicable                        Not Applicable
SPO Advisory Corp.             Not Applicable                        Not Applicable
JHS                            Not Applicable and Personal Funds     $778,865
WEO                            Not Applicable and Personal Funds     $2,536,370
WJP                            Not Applicable and Personal Funds     $66,412
PS Foundation                  Contributions from Shareholders       $15,077,638
Patterson Foundation           Contributions from Shareholders       $1,980,615
EJW                            Personal Funds                        $5,672
IRM                            Personal Funds                        $55,943
EHM                            Personal Funds                        $16,403

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a) Percentage interest calculations for each Reporting Person are based upon the Issuer having 76,991,663 total outstanding shares of Class A common stock as reported on the Issuer's 10-Q filed with the Securities and Exchange Commission on May 8, 2008.

         SPO

         The aggregate number of Shares that SPO owns beneficially, pursuant to Rule 13d-3 of the Act, is 17,457,084 Shares, which constitutes approximately 22.7% of the outstanding Shares.

         SPO Advisory Partners

         Because of its position as the sole general partner of SPO, SPO Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 17,457,084 Shares, which constitutes approximately 22.7% of the outstanding Shares.

         SFP

         The aggregate number of Shares that SFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 735,730 Shares, which constitutes approximately 1.0% of the outstanding Shares.

                                                             Page 16 of 31 pages

         SF Advisory Partners

         Because of its position as the sole general partner of SFP, SF Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 735,730 Shares, which constitutes approximately 1.0% of the outstanding Shares.

         SPO Advisory Corp.

         Because of its positions as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 18,192,814 Shares in the aggregate, which constitutes approximately 23.6% of the outstanding Shares.

         JHS

         Individually, and because of his positions as a control person of SPO Advisory Corp. and controlling person, sole director and executive officer of PS Foundation, JHS may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 18,496,114 Shares, which constitutes approximately 24.0% of the outstanding Shares.

         WEO

         Individually and because of his position as a control person of SPO Advisory Corp., WEO may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 18,267,514 Shares, which constitutes approximately 23.7% of the outstanding Shares.

         WJP

         Individually and because of his position as a control person of SPO Advisory Corp. and as a control person, director and executive officer of Patterson Foundation, WJP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 18,245,314 Shares, which constitutes approximately 23.7% of the outstanding Shares.

         PS FOUNDATION

         The aggregate number of Shares that PS Foundation owns beneficially, pursuant to Rule 13d-3 of the Act, is 284,600 Shares, which constitutes approximately 0.4% of the outstanding Shares.

                                                             Page 17 of 31 pages

         PATTERSON FOUNDATION

         The aggregate number of Shares that Patterson Foundation owns beneficially, pursuant to Rule 13d-3 of the Act, is 50,800 Shares, which constitutes approximately 0.1% of the outstanding Shares.

         EJW

         The aggregate number of Shares that EJW owns beneficially, pursuant to Rule 13d-3 of the Act, is 126 Shares, which constitutes less than 0.1% of the outstanding Shares.

         IRM

         The aggregate number of Shares that IRM owns beneficially, pursuant to Rule 13d-3 of the Act, is 1,156 Shares, which constitutes less than 0.1% of the outstanding Shares.

         EHM

         The aggregate number of Shares that EHM owns beneficially, pursuant to Rule 13d-3 of the Act, is 500 Shares, which constitutes less than 0.1% of the outstanding Shares.

         To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 hereof is the beneficial owner of any Shares.

         (b)

         SPO

         Acting through its sole general partner, SPO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 17,457,084 Shares.

         SPO Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SPO, SPO Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 17,457,084 Shares.

         SFP

         Acting through its sole general partner, SFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 735,730 Shares.

         SF Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SFP, SF Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 735,730 Shares.

         SPO Advisory Corp.

         Acting through its controlling persons and in its capacities as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 18,192,814 Shares in the aggregate.

                                                             Page 18 of 31 pages

         JHS

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, JHS may be deemed to have shared power with WEO and WJP to vote or to direct the vote and to dispose or to direct the disposition of 18,192,814 Shares held by SPO and SFP in the aggregate. In addition, JHS has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 18,700 Shares held in the John H. Scully Individual Retirement Accounts, which are self-directed individual retirement accounts, and 284,600 Shares held by the PS Foundation, for which JHS is the controlling person, sole director and executive officer.

         WEO

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WEO may be deemed to have shared power with JHS and WJP to vote or to direct the vote and to dispose or to direct the disposition of 18,192,814 Shares held by SPO and SFP in the aggregate. In addition, WEO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 74,700 shares held in the William E. Oberndorf Individual Retirement Account, which is a self-directed individual retirement account.

         WJP

         As one of the controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WJP may be deemed to have shared power with JHS and WEO to vote or to direct the vote and to dispose or to direct the disposition of 18,192,814 Shares held by SPO and SFP in the aggregate. WJP may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition of 50,800 Shares held by the Patterson Foundation. In addition, WJP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 1,700 Shares held in the William J. Patterson Individual Retirement Account, which is a self-directed individual retirement account.

         PS FOUNDATION

         Acting through its controlling person, PS Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 284,600 Shares.

         PATTERSON FOUNDATION

         Acting through its two controlling persons, directors and executive officers, Patterson Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 50,800 Shares.

         EJW

         EJW has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 126 Shares.

         IRM

         IRM has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 256 Shares held in the Ian R. McGuire Individual Retirement Account, which is a self-directed individual retirement account. In addition, IRM has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 900 Shares.

                                                             Page 19 of 31 pages

         EHM

         EHM has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 500 Shares held in the Edward H. McDermott Individual Retirement Account, which is a self-directed individual retirement account.

         (c) Since the most recent filing on Schedule 13D, Reporting Persons purchased Shares in open market transactions on the Nasdaq Global Select Market as set forth on Schedule I attached hereto.

         Except as set forth in this paragraph (c), to the best of the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in Shares since the most recent filing on Schedule 13D.

         (d) Each of the Reporting Persons affirms that no person other than such Reporting Person has the right to receive or the power to direct the receipt of distributions with respect to, or the proceeds from the sale of, Shares owned by such Reporting Person.

         (e) Not applicable.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Item 7 is hereby amended and restated in its entirety as follows:

Exhibit A:        Agreement pursuant to Rule 13d-1 (k)

Exhibit B:        Powers of Attorney

                                                             Page 20 of 31 pages


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated July 15, 2008                        By:      /s/ Kim M. Silva
                                               --------------------------------
                                                   Kim M. Silva

                                           Attorney-in-Fact for:

                                           SPO PARTNERS II, L.P.(1)
                                           SPO ADVISORY PARTNERS, L.P.(1)
                                           SAN FRANCISCO PARTNERS II, L.P.(1)
                                           SF ADVISORY PARTNERS, L.P.(1)
                                           SPO ADVISORY CORP.(1)
                                           JOHN H. SCULLY(1)
                                           WILLIAM E. OBERNDORF(1)
                                           WILLIAM J. PATTERSON(1)
                                           PHOEBE SNOW FOUNDATION, INC.(1)
                                           THE ELIZABETH R. & WILLIAM J.
                                              PATTERSON FOUNDATION(1)
                                           ELI J. WEINBERG(1)
                                           IAN R. McGUIRE(1)
                                           EDWARD H. MCDERMOTT(2)


                                           (1) A Power of Attorney
                                           authorizing Kim M. Silva to
                                           act on behalf of this
                                           person or entity has been
                                           previously filed with the
                                           Securities and Exchange
                                           Commission.

                                           (2) A Power of Attorney
                                           authorizing Kim M. Silva
                                           to act on behalf of
                                           this person or entity is
                                           filed as Exhibit B.

                                                                                                                 Page 21 of 31 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                            07/08/08        Buy      195          33.7300        Open Market/Broker
SPO Partners II, L.P.                            07/08/08        Buy      1,367        33.7400        Open Market/Broker
SPO Partners II, L.P.                            07/08/08        Buy      1,562        33.7500        Open Market/Broker
SPO Partners II, L.P.                            07/08/08        Buy      683          33.7600        Open Market/Broker
SPO Partners II, L.P.                            07/08/08        Buy      683          33.7800        Open Market/Broker
SPO Partners II, L.P.                            07/08/08        Buy      98           33.7900        Open Market/Broker
SPO Partners II, L.P.                            07/08/08        Buy      1,269        33.8000        Open Market/Broker
SPO Partners II, L.P.                            07/08/08        Buy      6,931        33.8100        Open Market/Broker
SPO Partners II, L.P.                            07/08/08        Buy      4,393        33.8200        Open Market/Broker
SPO Partners II, L.P.                            07/08/08        Buy      2,928        33.8300        Open Market/Broker
SPO Partners II, L.P.                            07/08/08        Buy      1,659        33.8400        Open Market/Broker
SPO Partners II, L.P.                            07/08/08        Buy      11,015       33.8500        Open Market/Broker
SPO Partners II, L.P.                            07/08/08        Buy      5,219        33.8600        Open Market/Broker
SPO Partners II, L.P.                            07/08/08        Buy      5,473        33.8700        Open Market/Broker
SPO Partners II, L.P.                            07/08/08        Buy      9,274        33.8800        Open Market/Broker
SPO Partners II, L.P.                            07/08/08        Buy      8,085        33.8900        Open Market/Broker
SPO Partners II, L.P.                            07/08/08        Buy      27,610       33.9000        Open Market/Broker
SPO Partners II, L.P.                            07/08/08        Buy      13,384       33.9100        Open Market/Broker
SPO Partners II, L.P.                            07/08/08        Buy      9,393        33.9200        Open Market/Broker
SPO Partners II, L.P.                            07/08/08        Buy      13,081       33.9300        Open Market/Broker
SPO Partners II, L.P.                            07/08/08        Buy      32,745       33.9400        Open Market/Broker
SPO Partners II, L.P.                            07/08/08        Buy      145,953      33.9500        Open Market/Broker
William E. Oberndorf IRA                         07/08/08        Buy      5            33.7300        Open Market/Broker
William E. Oberndorf IRA                         07/08/08        Buy      33           33.7400        Open Market/Broker
William E. Oberndorf IRA                         07/08/08        Buy      38           33.7500        Open Market/Broker
William E. Oberndorf IRA                         07/08/08        Buy      17           33.7600        Open Market/Broker
William E. Oberndorf IRA                         07/08/08        Buy      17           33.7800        Open Market/Broker
William E. Oberndorf IRA                         07/08/08        Buy      2            33.7900        Open Market/Broker
William E. Oberndorf IRA                         07/08/08        Buy      31           33.8000        Open Market/Broker
William E. Oberndorf IRA                         07/08/08        Buy      169          33.8100        Open Market/Broker
William E. Oberndorf IRA                         07/08/08        Buy      107          33.8200        Open Market/Broker
William E. Oberndorf IRA                         07/08/08        Buy      72           33.8300        Open Market/Broker
William E. Oberndorf IRA                         07/08/08        Buy      41           33.8400        Open Market/Broker
William E. Oberndorf IRA                         07/08/08        Buy      269          33.8500        Open Market/Broker
William E. Oberndorf IRA                         07/08/08        Buy      127          33.8600        Open Market/Broker
William E. Oberndorf IRA                         07/08/08        Buy      134          33.8700        Open Market/Broker
William E. Oberndorf IRA                         07/08/08        Buy      226          33.8800        Open Market/Broker
William E. Oberndorf IRA                         07/08/08        Buy      197          33.8900        Open Market/Broker
William E. Oberndorf IRA                         07/08/08        Buy      674          33.9000        Open Market/Broker
William E. Oberndorf IRA                         07/08/08        Buy      327          33.9100        Open Market/Broker
William E. Oberndorf IRA                         07/08/08        Buy      229          33.9200        Open Market/Broker
William E. Oberndorf IRA                         07/08/08        Buy      319          33.9300        Open Market/Broker
William E. Oberndorf IRA                         07/08/08        Buy      800          33.9400        Open Market/Broker
William E. Oberndorf IRA                         07/08/08        Buy      3,566        33.9500        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      21           33.7500        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      1,367        33.7600        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      4,464        33.7700        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      6,837        33.7800        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      6,976        33.7900        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      5,043        33.8000        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      781          33.8100        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      1,953        33.8200        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      4,897        33.8300        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      2,051        33.8400        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      195          33.8500        Open Market/Broker


                                                                                                                 Page 22 of 31 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                            07/09/08        Buy      879          33.8600        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      2,233        33.8700        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      3,028        33.8800        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      586          33.8900        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      7,911        33.9000        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      3,467        33.9100        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      2,442        33.9200        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      6,766        33.9300        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      7,325        33.9400        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      12,892       33.9500        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      900          33.9600        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      977          33.9700        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      1,367        33.9800        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      5,195        33.9900        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      45,927       34.0000        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      10,648       34.0100        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      7,972        34.0200        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      2,813        34.0300        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      2,292        34.0400        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      2,442        34.0500        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      1,172        34.0600        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      4,600        34.0700        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      4,124        34.0800        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      3,783        34.0900        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      5,948        34.1000        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      7,823        34.1100        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      6,269        34.1200        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      3,985        34.1300        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      3,995        34.1400        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      7,032        34.1500        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      977          34.1600        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      1,953        34.1700        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      2,158        34.1800        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      3,874        34.1900        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      293          34.2000        Open Market/Broker
SPO Partners II, L.P.                            07/09/08        Buy      1,067        34.2100        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      1            33.7500        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      33           33.7600        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      107          33.7700        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      163          33.7800        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      167          33.7900        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      121          33.8000        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      19           33.8100        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      47           33.8200        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      117          33.8300        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      49           33.8400        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      5            33.8500        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      21           33.8600        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      53           33.8700        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      72           33.8800        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      14           33.8900        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      189          33.9000        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      83           33.9100        Open Market/Broker


                                                                                                                 Page 23 of 31 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
William E. Oberndorf IRA                         07/09/08        Buy      58           33.9200        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      162          33.9300        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      175          33.9400        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      308          33.9500        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      22           33.9600        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      23           33.9700        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      33           33.9800        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      124          33.9900        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      1,098        34.0000        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      255          34.0100        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      191          34.0200        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      67           34.0300        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      55           34.0400        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      58           34.0500        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      28           34.0600        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      110          34.0700        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      99           34.0800        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      90           34.0900        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      142          34.1000        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      187          34.1100        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      150          34.1200        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      95           34.1300        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      95           34.1400        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      168          34.1500        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      23           34.1600        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      47           34.1700        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      52           34.1800        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      93           34.1900        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      7            34.2000        Open Market/Broker
William E. Oberndorf IRA                         07/09/08        Buy      24           34.2100        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      195          33.2800        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      195          33.2900        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      98           33.3000        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      195          33.3300        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      98           33.3500        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      293          33.3600        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      684          33.3800        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      586          33.3900        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      195          33.4000        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      293          33.4100        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      781          33.4200        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      2,539        33.4300        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      985          33.4400        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      1,456        33.4500        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      1,758        33.4600        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      1,855        33.4700        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      625          33.4800        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      684          33.4900        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      6,308        33.5000        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      195          33.5100        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      1,074        33.5400        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      782          33.5500        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      1,758        33.5600        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      782          33.5700        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      195          33.5800        Open Market/Broker


                                                                                                                 Page 24 of 31 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                            07/10/08        Buy      5,424        33.5900        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      3,222        33.6000        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      3,531        33.6100        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      3,641        33.6200        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      4,101        33.6300        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      2,832        33.6400        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      4,101        33.6500        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      3,222        33.6600        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      3,515        33.6700        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      4,199        33.6800        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      3,027        33.6900        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      4,394        33.7000        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      4,883        33.7100        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      5,547        33.7200        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      6,534        33.7300        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      5,007        33.7400        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      16,015       33.7500        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      2,148        33.7600        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      2,930        33.7700        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      7,519        33.7800        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      4,180        33.7900        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      19,470       33.8000        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      9,277        33.8100        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      4,883        33.8200        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      5,859        33.8300        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      4,861        33.8400        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      4,492        33.8500        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      2,051        33.8600        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      2,834        33.8700        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      684          33.8800        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      2,051        33.8900        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      1,562        33.9000        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      1,758        33.9100        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      391          33.9200        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      1,374        33.9300        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      1,653        33.9400        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      3,222        33.9500        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      98           33.9700        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      684          33.9800        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      781          33.9900        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      1,953        34.0000        Open Market/Broker
SPO Partners II, L.P.                            07/10/08        Buy      781          34.0100        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      5            33.2800        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      5            33.2900        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      2            33.3000        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      5            33.3300        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      2            33.3500        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      7            33.3600        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      16           33.3800        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      14           33.3900        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      5            33.4000        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      7            33.4100        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      18           33.4200        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      60           33.4300        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      23           33.4400        Open Market/Broker


                                                                                                                 Page 25 of 31 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
William E. Oberndorf IRA                         07/10/08        Buy      34           33.4500        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      41           33.4600        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      44           33.4700        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      15           33.4800        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      16           33.4900        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      149          33.5000        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      5            33.5100        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      25           33.5400        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      18           33.5500        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      41           33.5600        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      18           33.5700        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      5            33.5800        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      128          33.5900        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      76           33.6000        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      83           33.6100        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      86           33.6200        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      97           33.6300        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      67           33.6400        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      97           33.6500        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      76           33.6600        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      83           33.6700        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      99           33.6800        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      71           33.6900        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      104          33.7000        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      114          33.7100        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      131          33.7200        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      154          33.7300        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      118          33.7400        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      377          33.7500        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      51           33.7600        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      69           33.7700        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      177          33.7800        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      98           33.7900        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      459          33.8000        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      219          33.8100        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      115          33.8200        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      138          33.8300        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      114          33.8400        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      106          33.8500        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      48           33.8600        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      67           33.8700        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      16           33.8800        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      48           33.8900        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      37           33.9000        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      41           33.9100        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      9            33.9200        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      32           33.9300        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      39           33.9400        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      76           33.9500        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      2            33.9700        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      16           33.9800        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      18           33.9900        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      46           34.0000        Open Market/Broker
William E. Oberndorf IRA                         07/10/08        Buy      18           34.0100        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      1            33.4200        Open Market/Broker


                                                                                                                 Page 26 of 31 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
Edward H. McDermott SEP IRA                      07/10/08        Buy      1            33.4300        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      1            33.4400        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      1            33.4500        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      1            33.4600        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      1            33.4700        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      3            33.5000        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      1            33.5400        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      1            33.5600        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      3            33.5900        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      2            33.6000        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      2            33.6100        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      2            33.6200        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      2            33.6300        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      1            33.6400        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      2            33.6500        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      2            33.6600        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      2            33.6700        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      2            33.6800        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      2            33.6900        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      2            33.7000        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      3            33.7100        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      3            33.7200        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      3            33.7300        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      3            33.7400        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      8            33.7500        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      1            33.7600        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      1            33.7700        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      4            33.7800        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      3            33.7900        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      10           33.8000        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      4            33.8100        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      2            33.8200        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      3            33.8300        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      3            33.8400        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      2            33.8500        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      1            33.8600        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      1            33.8700        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      1            33.8900        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      1            33.9000        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      1            33.9100        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      1            33.9300        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      1            33.9400        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      2            33.9500        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      1            33.9900        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      1            34.0000        Open Market/Broker
Edward H. McDermott SEP IRA                      07/10/08        Buy      1            34.0100        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      98           32.6600        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      98           32.6700        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      293          32.7000        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      98           32.7200        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      1013         32.7400        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      293          32.7500        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      293          32.7600        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      977          32.7700        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      550          32.7800        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      98           32.7900        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      586          32.8000        Open Market/Broker


                                                                                                                 Page 27 of 31 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                            07/11/08        Buy      659          32.8100        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      4453         32.8200        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      2540         32.8300        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      4041         32.8400        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      2550         32.8500        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      4345         32.8600        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      5619         32.8700        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      7756         32.8800        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      7341         32.8900        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      12479        32.9000        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      341895       32.9000        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      1954         32.9100        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      3458         32.9200        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      1270         32.9300        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      3438         32.9400        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      9662         32.9500        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      2058         32.9600        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      5373         32.9700        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      2272         32.9800        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      3028         32.9900        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      21764        33.0000        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      4608         33.0100        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      2163         33.0200        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      884          33.0300        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      4005         33.0400        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      7908         33.0500        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      781          33.1000        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      879          33.1200        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      593          33.1400        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      286          33.1500        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      98           33.1600        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      488          33.1700        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      684          33.1800        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      781          33.1900        Open Market/Broker
SPO Partners II, L.P.                            07/11/08        Buy      190          33.2000        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      2            32.6600        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      2            32.6700        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      7            32.7000        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      2            32.7200        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      24           32.7400        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      7            32.7500        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      7            32.7600        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      23           32.7700        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      13           32.7800        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      2            32.7900        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      14           32.8000        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      15           32.8100        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      104          32.8200        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      59           32.8300        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      94           32.8400        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      59           32.8500        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      101          32.8600        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      131          32.8700        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      181          32.8800        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      171          32.8900        Open Market/Broker


                                                                                                                 Page 28 of 31 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
William E. Oberndorf IRA                         07/11/08        Buy      291          32.9000        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      7961         32.9000        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      45           32.9100        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      81           32.9200        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      30           32.9300        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      80           32.9400        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      225          32.9500        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      48           32.9600        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      125          32.9700        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      53           32.9800        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      71           32.9900        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      507          33.0000        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      107          33.0100        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      50           33.0200        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      21           33.0300        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      93           33.0400        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      184          33.0500        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      18           33.1000        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      20           33.1200        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      14           33.1400        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      7            33.1500        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      2            33.1600        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      11           33.1700        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      16           33.1800        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      18           33.1900        Open Market/Broker
William E. Oberndorf IRA                         07/11/08        Buy      4            33.2000        Open Market/Broker
Edward H. McDermott SEP IRA                      07/11/08        Buy      1            32.8100        Open Market/Broker
Edward H. McDermott SEP IRA                      07/11/08        Buy      2            32.8200        Open Market/Broker
Edward H. McDermott SEP IRA                      07/11/08        Buy      1            32.8300        Open Market/Broker
Edward H. McDermott SEP IRA                      07/11/08        Buy      2            32.8400        Open Market/Broker
Edward H. McDermott SEP IRA                      07/11/08        Buy      1            32.8500        Open Market/Broker
Edward H. McDermott SEP IRA                      07/11/08        Buy      2            32.8600        Open Market/Broker
Edward H. McDermott SEP IRA                      07/11/08        Buy      2            32.8700        Open Market/Broker
Edward H. McDermott SEP IRA                      07/11/08        Buy      3            32.8800        Open Market/Broker
Edward H. McDermott SEP IRA                      07/11/08        Buy      3            32.8900        Open Market/Broker
Edward H. McDermott SEP IRA                      07/11/08        Buy      5            32.9000        Open Market/Broker
Edward H. McDermott SEP IRA                      07/11/08        Buy      144          32.9000        Open Market/Broker
Edward H. McDermott SEP IRA                      07/11/08        Buy      1            32.9100        Open Market/Broker
Edward H. McDermott SEP IRA                      07/11/08        Buy      1            32.9200        Open Market/Broker
Edward H. McDermott SEP IRA                      07/11/08        Buy      2            32.9400        Open Market/Broker
Edward H. McDermott SEP IRA                      07/11/08        Buy      4            32.9500        Open Market/Broker
Edward H. McDermott SEP IRA                      07/11/08        Buy      1            32.9600        Open Market/Broker
Edward H. McDermott SEP IRA                      07/11/08        Buy      2            32.9700        Open Market/Broker
Edward H. McDermott SEP IRA                      07/11/08        Buy      1            32.9800        Open Market/Broker
Edward H. McDermott SEP IRA                      07/11/08        Buy      1            32.9900        Open Market/Broker
Edward H. McDermott SEP IRA                      07/11/08        Buy      9            33.0000        Open Market/Broker
Edward H. McDermott SEP IRA                      07/11/08        Buy      2            33.0100        Open Market/Broker
Edward H. McDermott SEP IRA                      07/11/08        Buy      1            33.0200        Open Market/Broker
Edward H. McDermott SEP IRA                      07/11/08        Buy      2            33.0400        Open Market/Broker
Edward H. McDermott SEP IRA                      07/11/08        Buy      3            33.0500        Open Market/Broker
Edward H. McDermott SEP IRA                      07/11/08        Buy      1            33.1000        Open Market/Broker
Edward H. McDermott SEP IRA                      07/11/08        Buy      1            33.1200        Open Market/Broker
Edward H. McDermott SEP IRA                      07/11/08        Buy      1            33.1700        Open Market/Broker
Edward H. McDermott SEP IRA                      07/11/08        Buy      1            33.1900        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      98           31.9000        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      1074         31.9100        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      364          31.9500        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      1368         31.9600        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      1859         31.9700        Open Market/Broker


                                                                                                                 Page 29 of 31 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                            07/14/08        Buy      1954         31.9800        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      3225         31.9900        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      1270         32.0000        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      393          32.0100        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      1661         32.0200        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      1563         32.0300        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      1466         32.0400        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      18588        32.0500        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      1075         32.1300        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      684          32.1400        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      63663        32.1500        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      5374         32.1600        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      293          32.1700        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      1368         32.1800        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      98           32.1900        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      98           32.2000        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      293          32.2100        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      1173         32.2200        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      21764        32.2300        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      9690         32.2400        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      115948       32.2500        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      98           32.2700        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      24429        32.2800        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      48955        32.3000        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      7915         32.3100        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      1871         32.3200        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      879          32.3300        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      195          32.3400        Open Market/Broker
SPO Partners II, L.P.                            07/14/08        Buy      1254         32.3500        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      2            31.9000        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      25           31.9100        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      8            31.9500        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      31           31.9600        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      42           31.9700        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      45           31.9800        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      73           31.9900        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      29           32.0000        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      9            32.0100        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      38           32.0200        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      36           32.0300        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      33           32.0400        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      424          32.0500        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      24           32.1300        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      16           32.1400        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      1452         32.1500        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      123          32.1600        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      7            32.1700        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      31           32.1800        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      2            32.1900        Open Market/Broker


                                                                                                                 Page 30 of 31 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
William E. Oberndorf IRA                         07/14/08        Buy      2            32.2000        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      7            32.2100        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      27           32.2200        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      496          32.2300        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      221          32.2400        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      2644         32.2500        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      2            32.2700        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      557          32.2800        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      1117         32.3000        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      181          32.3100        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      43           32.3200        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      20           32.3300        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      4            32.3400        Open Market/Broker
William E. Oberndorf IRA                         07/14/08        Buy      29           32.3500        Open Market/Broker
Edward H. McDermott SEP IRA                      07/14/08        Buy      1            31.9100        Open Market/Broker
Edward H. McDermott SEP IRA                      07/14/08        Buy      1            31.9500        Open Market/Broker
Edward H. McDermott SEP IRA                      07/14/08        Buy      1            31.9600        Open Market/Broker
Edward H. McDermott SEP IRA                      07/14/08        Buy      1            31.9700        Open Market/Broker
Edward H. McDermott SEP IRA                      07/14/08        Buy      1            31.9800        Open Market/Broker
Edward H. McDermott SEP IRA                      07/14/08        Buy      2            31.9900        Open Market/Broker
Edward H. McDermott SEP IRA                      07/14/08        Buy      1            32.0000        Open Market/Broker
Edward H. McDermott SEP IRA                      07/14/08        Buy      1            32.0200        Open Market/Broker
Edward H. McDermott SEP IRA                      07/14/08        Buy      1            32.0300        Open Market/Broker
Edward H. McDermott SEP IRA                      07/14/08        Buy      1            32.0400        Open Market/Broker
Edward H. McDermott SEP IRA                      07/14/08        Buy      11           32.0500        Open Market/Broker
Edward H. McDermott SEP IRA                      07/14/08        Buy      1            32.1300        Open Market/Broker
Edward H. McDermott SEP IRA                      07/14/08        Buy      37           32.1500        Open Market/Broker
Edward H. McDermott SEP IRA                      07/14/08        Buy      3            32.1600        Open Market/Broker
Edward H. McDermott SEP IRA                      07/14/08        Buy      1            32.1800        Open Market/Broker
Edward H. McDermott SEP IRA                      07/14/08        Buy      13           32.2300        Open Market/Broker
Edward H. McDermott SEP IRA                      07/14/08        Buy      6            32.2400        Open Market/Broker
Edward H. McDermott SEP IRA                      07/14/08        Buy      68           32.2500        Open Market/Broker
Edward H. McDermott SEP IRA                      07/14/08        Buy      14           32.2800        Open Market/Broker
Edward H. McDermott SEP IRA                      07/14/08        Buy      28           32.3000        Open Market/Broker
Edward H. McDermott SEP IRA                      07/14/08        Buy      4            32.3100        Open Market/Broker
Edward H. McDermott SEP IRA                      07/14/08        Buy      1            32.3200        Open Market/Broker
Edward H. McDermott SEP IRA                      07/14/08        Buy      1            32.3300        Open Market/Broker
Edward H. McDermott SEP IRA                      07/14/08        Buy      1            32.3400        Open Market/Broker



                                                             Page 31 of 31 pages

                                  EXHIBIT INDEX

EXHIBIT    DOCUMENT DESCRIPTION
-------    --------------------
A          Agreement Pursuant to Rule 13d-1 (k)

B          Powers of Attorney